Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

October 12, 2014

Quarterly Distribution Report No. 199

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on October 11, 2014.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the second quarter of 2014 (the “Q2 Distribution Period”).

The Trust received $157,212 ($0.5661 per Trust Unit) for the Q2 Distribution Period (the “Q2 Payment”), as compared to $163,137 ($0.5874 per Trust Unit) for the payment attributable to the second quarter of 2013. Upon receipt of the Q2 Payment, the Trust was holding a total of $289,358, which included amounts held in reserve for the payment of Trust expenses in accordance with the Trust’s governing document, the Declaration of Trust, dated December 3, 1964 (the “Declaration of Trust”).

After receiving the Q2 Payment, the Trust paid $266,462 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $22,896 ($0.0824 per Trust Unit). This balance is being distributed to the Unit Holders of record at the close of business on October 11, 2014 in accordance with the Declaration of Trust.

For the twelve months ended September 30, 2014, the Trust’s distributions amounted to $659,172 ($2.3735 per Trust Unit) as compared to $138,968 ($0.5004 per Trust Unit) for the twelve months ended September 30, 2013.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2014 and September 30, 2013 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2014		Per Unit*

Gross royalty income collected by EMI for the period	$687,287

Less: Related royalty expense	341,071
Amount deducted by EMI	189,004
Adjustment for copyright renewals, etc.	—

	530,075

Balance as reported by EMI	$157,212

Payments received by Trust	$157,212		$.5661
Audit settlement
Funds held for payment of expenses	132,146		.4758

Total	$289,358		$1.0419
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	266,462		.9595

Reserve for payment of expenses	—		—

Balance available for distribution	$22,896		$.0824

Distribution per Unit*		$.0824

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2013		Per Unit*	Twelve Months Ended September 30, 2014		Per Unit	Twelve Months Ended September 30, 2013		Per Unit*

$924,847			$2,545,228			$2,491,159

347,435			1,213,740			1,120,474
300,575			718,676			731,310
114,000			—			114,000

761,710			1,932,416			1,965,784

$163,137			$612,812			$525,375

$163,137		$.5874	$612,812		$2.2066	$525,375		$1.8918
			625,000		2.2505
			338,473		1.2188	—

163,137			1,576,285		5.6759	525,375
—			764,161		2.7516	200,886		.7234

163,137		$.5874	152,952		.5508	185,521		.6680

-0-		-0-	$659,172		$2.3735	$138,968		$.5004

	$.5874			$2.3735			$.5004